                                                                    EXHIBIT 12.1


                          HASBRO, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December
                             (Thousands of Dollars)


                                  Nine Months Ended Sept.                                    Fiscal Years
                             ----------------------------------     -------------------------------------------------------------
                             Pro Forma
                               2001         2001         2000         2000          1999         1998         1997         1996
                             --------     --------     --------     --------      --------     --------     --------     --------
Earnings available
 for fixed charges:
  Net earnings (loss)        $ 13,696        7,247       35,459     (144,631)      188,953      206,365      134,986      199,912
  Add:
   Cumulative effect of
    accounting change           1,066        1,066           --           --            --           --           --           --
   Fixed charges               84,750       94,233       94,870      135,302        88,456       53,209       43,893       47,174
   Taxes on income              6,946        3,912       15,931      (81,355)       84,892       97,113       69,539      106,981
                             --------     --------     --------     --------      --------     --------     --------     --------
    Total                    $106,458      106,458      146,260      (90,684)      362,301      356,687      248,418      354,067
                             ========     ========     ========     ========      ========     ========     ========     ========
Fixed charges:
  Interest on long-term
   debt                      $ 55,606       65,089       53,115       74,206        25,068        9,688        7,348        9,258
  Other interest charges       12,238       12,238       27,091       40,215        44,272       26,423       20,138       22,207
  Amortization of debt
   expense                      1,532        1,532        1,213        1,724           425          121          377          339
  Rental expense
   representative of
   interest factor             15,374       15,374       13,451       19,157        18,691       16,977       16,030       15,370
                             --------     --------     --------     --------      --------     --------     --------     --------
    Total                    $ 84,750       94,233       94,870      135,302        88,456       53,209       43,893       47,174
                             ========     ========     ========     ========      ========     ========     ========     ========

Ratio of earnings to
 fixed charges                   1.26         1.13         1.54        (0.67)         4.10         6.70         5.66         7.51
                             ========     ========     ========     ========      ========     ========     ========     ========
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